EXHIBIT 4.24

CLIFFORD
CHANCE

                                DATED [*] 2008

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                         DECLARATION OF PURPOSE TRUST
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THIS DECLARATION OF TRUST known or referred to as the "DECLARATION OF PURPOSE
TRUST" is made on [*] 2008 by BARCLAYCARD FUNDING PLC of 1 Churchill Place, London E14 5HP (hereinafter "WE").

WHEREAS:

(1) We are the investor beneficiary in respect of series [*] pursuant to a declaration of trust made by Gracechurch Receivables Trustee Limited on 1 November 1999, as amended and restated pursuant to a deed of amendment and restatement dated 23 November 1999, supplemented by a series 02-1 supplement dated 24 October 2002, a series 03-1 supplement dated 8 April 2003, a series 03-2 supplement dated 19 June 2003, a series 03-3 supplement dated 18 September 2003, a series 04-1 supplement dated 11 March 2004, a series 04-2 supplement dated 23 November 2004, a series 05-1 supplement dated 21 June 2005, a series 05-2 supplement dated 20 September 2005, a series 05-3 supplement dated 20 October, a series 05-4 supplement dated 28 November 2005, a series [*] supplement dated 28 September 2006 and a series [*] supplement dated on or about the date hereof.

(2) We have issued a series [*] MTN certificate on the date hereof (the "SERIES [*] MTN CERTIFICATE"), pursuant to which we are obliged to make payments to the holder of the Series [*] MTN Certificate from time to time.

(3) We intend that amounts which we receive as investor beneficiary in respect of Series [*] should be applied in making payments due to the holder of the Series [*] MTN Certificate until our debt obligations under that Series [*] MTN Certificate have been satisfied in full.

We, Barclaycard Funding PLC, of 1 Churchill Place, London E14 5HP, hereby AGREE AND DECLARE as follows:

1. We shall hold any funds which we receive as Series [*] Investor Beneficiary (as defined in the Series [*] Supplement dated on or about the date hereof to the Declaration of Trust and Trust Cash Management Agreement dated 23 November 1999 between us, Barclays Bank PLC and Gracechurch Receivables Trustee Limited) on trust for the express purpose of making payments to the holder of the Series [*] MTN Certificate in respect of our obligations under the Series [*] MTN Certificate until those obligations have been satisfied in full (subject to any prior application of such funds in accordance with the said Series [*] Supplement).

2. The laws of England and Wales shall govern this Deed and all matters arising from or connected with it.

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Dated this [*] 2008

EXECUTED AND DELIVERED                  )
AS A DEED ON BEHALF OF                  )
BARCLAYCARD FUNDING PLC                 )
By two Directors, being                 )
                                        )
                                        )
In the presence of:                     )

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